EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of December 18, 2015, by and between Winnebago Industries, Inc., an Iowa corporation (the “Company”), and Michael Happe (the “Executive”).

RECITALS

WHEREAS, the Company is in the business of manufacturing motor homes, towables and OEM products and related services;
WHEREAS, the Company desires to employ Executive as its Chief Executive Officer and Executive desires to be employed by the Company as Chief Executive Officer of the Company in accordance with the terms and conditions set forth herein; and
WHEREAS, in connection with Executive’s employment with the Company, Executive will have access to confidential, proprietary and trade secret information of the Company, which confidential, proprietary and trade secret information the Company desires to protect from disclosure and unfair competition; and
WHEREAS, contemporaneous with the execution of this Agreement, the Company and Executive have entered into a separate Executive Change in Control Agreement, (the “Change in Control Agreement”) which will govern the severance rights of the Executive in the event of a Change in Control of the Company as defined in the Change in Control Agreement.
AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

1.
Term of Employment. The term of Executive’s employment under this Agreement will commence on January 18, 2016 (the “Effective Date”), and will continue until Executive’s employment is terminated pursuant to Section 8 below (such period being the “Employment Term”).

2.	Position and Duties.

(a)Employment with the Company. While Executive is employed by the Company during the Employment Term, Executive shall report to the Company’s Board of Directors (the “Board”) and shall perform such duties and responsibilities for the Company and its Affiliates (defined below) as the Board shall assign to him or her from time to time consistent with his or her position. Executive’s title during the Employment Term shall be Chief Executive Officer. For purposes of this Agreement, “Affiliate” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, or an unincorporated organization, that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

(b)Performance of Duties and Responsibilities. Executive shall serve the Company faithfully and to the best of his or her ability and shall devote his or her full working time, attention and efforts to the business of the Company during his or her employment with the Company. Executive will follow and comply with applicable policies and procedures adopted by the Company from time to time, including without limitation policies relating to business ethics, conflict of interest, non-discrimination, confidentiality and protection of trade secrets. Executive will not engage in other employment or other material business activity, except as approved in writing by the Board. Executive hereby represents and confirms that he is under no contractual or legal commitments that would prevent him or her from fulfilling his or her duties and responsibilities as set forth in this Agreement. Notwithstanding the foregoing, during his or her employment with the Company, Executive may participate in civic, religious and charitable activities and personal investment activities to a reasonable extent, and, as approved by the Board, serve on corporate boards or committees so long as such activities do not interfere with the performance of his or her duties and responsibilities hereunder.

3.
Board Appointment. On the Effective Date, the Board shall appoint Executive as a director of the Company and shall during the Employment Term nominate and recommend Executive for election as a director. Executive acknowledges and agrees that Executive is not entitled to any additional compensation in respect of Executive’s appointment as a director of the Company.  If during the Employment Term Executive ceases to be a director of the Company for any reason, Executive’s employment with the Company will continue (unless terminated in accordance with Section 8) and all terms of this Agreement (other than those relating to Executive’s position as a director of the Company) will continue in full force and effect and Executive will have no claims in respect of such cessation of office. Executive agrees to abide by all statutory, fiduciary or common law duties arising under applicable law that apply to Executive as a director of the Company.

4.Compensation.

(a)Base Salary. While Executive is employed by the Company during the Employment Term, the Company shall pay to Executive a base salary at the annual rate determined from time to time by the Company (the “Base Salary”), which base salary will be paid in accordance with the Company’s normal payroll policies and procedures. Upon commencement of the Employment Term, Executive’s initial annualized base salary will be $550,000 less all legally required and authorized deductions and withholdings. The Human Resources Committee of the Board of Directors will review Executive’s Base Salary no less than annually and may, in its sole discretion, adjust Executive’s base salary upon such review; provided that the Company may not decrease Executive’s base salary during the Employment Term unless such decrease is part of an across-the-board uniformly applied reduction affecting all senior executives of the Company and not disproportionately more to Executive.

(b)Sign-On Bonus. Within the first 30 days of employment the Company will pay to the Executive a one-time sign on bonus in the amount of $330,000 less all legally required and authorized deductions and withholdings.

(c)Annual Incentive Compensation. During the Employment Term, Executive shall be eligible to participate in the annual Officer’s Incentive Plan and receive an annual incentive bonus in accordance with the criteria determined by the Human Resources Committee. During the first fiscal year of Executive’s employment the annual incentive bonus will be targeted at 100% and a maximum of 200% of base salary paid subject to achievement of pre-determined criteria as set by the Human Resources Committee in accordance with the 2014 Omnibus Equity, Performance Award and Incentive Compensation Plan (“Company’s 2014 Plan”). The Officer’s Incentive Plan may be revised by the Human Resource Committee from time to time in accordance with the Company’s 2014 Plan.

(d)Long Term Incentive Compensation. During the Employment Term, Executive shall be eligible to participate in the annual Officer’s Long Term Incentive Plan in accordance with the criteria determined by the Human Resources Committee. During the first fiscal year of Executive’s employment the long term incentive bonus will be targeted at 100% and a maximum of 150% of base salary paid, subject to achievement of pre-determined criteria as set by the Human Resources Committee in accordance with the Company’s 2014 Plan. The Officer’s Long Term Incentive Plan may be revised by the Human Resources Committee from time to time in accordance with the Company’s 2014 Plan.

(e)Equity Compensation - Restricted Stock Award. On the Effective Date, the Company will also grant to Employee a restricted stock (the “Restricted Stock Award”) in the amount of 10,000 shares of the Company’s common stock.  Thirty-three and one-third percent of the Restricted Stock Award will vest each year for a period of three years on the anniversary date of the Effective Date, provided the Executive remains employed on such date (except for such earlier vesting as otherwise provided in the Company’s 2014 Plan or in the applicable Restricted Stock agreement between the Company and Executive). Executive shall be entitled to participate in additional annual equity awards as determined by the Human Resources Committee of the Board of Directors.

(f)Equity Compensation - Incentive Stock Option. On the Effective Date, the Company will also grant to Employee an option (the “Option”) to purchase 10,000 shares of the Company’s common stock at an exercise price equal to the fair market value per share on the Grant Date.  Thirty-three and one-third percent of the Incentive Stock Option will vest each year for a period of three years on the anniversary date of the Effective Date, provided the Executive remains employed on such date (except for such earlier vesting as otherwise provided in the Company’s 2014 Plan or in the applicable Incentive Stock Option agreement between the Company and Executive). Executive shall be entitled to participate in additional annual incentive stock option grants as determined by the Human Resources Committee of the Board of Directors.

(g)Employee Benefits. While Executive is employed by the Company during the Employment Term, Executive shall receive four (4) weeks paid vacation each year until he qualifies for additional vacation consistent with the Company’s policies for executives, and Executive shall be entitled to participate in each employee benefit plan and program of the Company to the extent that Executive meets the eligibility requirements for such individual plan or program. Executive may receive other benefits commensurate with Executive’s position as may be approved from time to time by the Compensation Committee.

(h)Expenses. While Executive is employed by the Company during the Employment Term, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by him or her in the performance of his or her duties and responsibilities hereunder, including without limitation cell phone costs and expenses incurred in connection with the business of the Company, subject to the Company’s normal policies and procedures for expense verification and documentation.

5.	Confidential Information.

(a)Definition of Confidential Information. Except as expressly permitted by the Board in writing, Executive shall at all times keep confidential and not disclose, divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company, any confidential, proprietary, nonpublic or secret knowledge or information of the Company or any of its Affiliates that Executive acquires during his or her employment with the Company, whether developed by himself or by others, concerning (i) any trade secrets, (ii) any confidential, proprietary, nonpublic or secret design, process, formula, plan, model, specifications, device or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company or any of its Affiliates, (iii) any customer or supplier list of the Company or any of its Affiliates, or any requirements, specifications or other confidential information about or received from any customer or supplier, (iv) any confidential, proprietary, nonpublic or secret development or research work of the Company or any of its Affiliates, (v) any strategic or other business, marketing or sales plan of the Company or any of its Affiliates, (vi) any financial data or plan respecting the Company or any of its Affiliates, or (vii) any other confidential, nonpublic or proprietary information or secret aspects of the business of the Company or any of its Affiliates (“Confidential Information”).

(b)Acknowledgement. Executive acknowledges that the above described Confidential Information constitutes a unique and valuable asset of the Company and its Affiliates and represents a substantial investment of time and expense by the Company and its Affiliates, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and may cause irreparable harm to the Company and its Affiliates. The parties acknowledge and agree that Executive’s obligations under this Agreement to maintain the confidentiality of the Company’s Confidential Information are in addition to any obligations of Executive under applicable statutory or common law.

(c)Exceptions. The foregoing obligations of confidentiality shall not apply to any Confidential Information to the extent that it (i) is now or subsequently becomes generally publicly known or generally known in the industry in which the Company operates, (ii) is independently made available to Executive in good faith by a third party who Executive reasonably believes has not violated an obligation of confidentiality to the Company or any of its Affiliates, or (iii) is required to be disclosed by legal process. Nothing contained in the preceding sentence shall be interpreted to legitimize any disclosure of Confidential Information by Executive that occurs outside of any of the events described in items (i) through (iii) of the preceding sentence.

6.Ventures. If, during Executive’s employment with the Company, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company (or any of its Affiliates) and a third party or parties, all rights in such project, program or venture shall belong to the Company. Except as approved in writing by the Board, Executive shall not be entitled to any interest in any such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith, other than the compensation to be paid to Executive by the Company as provided herein. Executive shall have no interest, direct or indirect, in any customer or supplier that conducts business with the Company (or any of its Affiliates), unless such interest has been disclosed in writing to and approved by the Board before such customer or supplier seeks to do business with the Company (or any of its Affiliates). Ownership by Executive, as a passive investment, of less than 1.0% of the outstanding shares of capital stock of any corporation traded on a national securities exchange or publicly traded in the over‑the‑counter market shall not constitute a breach of this Section 6.

7.Patents, Copyrights and Related Matters.

(a)Disclosure and Assignment. Executive shall promptly disclose to the Company any and all improvements, discoveries, processes, know-how, trade-secrets and inventions that Executive may conceive and/or reduce to practice individually or jointly or commonly with others (“Discoveries”) while he is employed with the Company or any of its Affiliates. Executive agrees to assign and does hereby immediately assign, transfer and set over to the Company his or her entire right, title and interest in and to any and all Discoveries, and in and to any and all intellectual property rights thereto. Executive agrees to execute all instruments deemed reasonably necessary by the Company to protect and perfect rights in and to the Discoveries. This Section 7(a) shall not apply to any invention for which no equipment, supplies, facilities, Confidential Information, or other trade secret information of the Company was used and that was developed entirely on Executive’s own time, and (i) that does not relate (A) directly to the business of the Company, or (B) to the Company’s actual or demonstrably anticipated research or development, or (ii) that does not result from any work performed by Executive for the Company.

(b)Copyrightable Material. Executive hereby agrees to assign and does assign to the Company all right, title and interest in all copyrightable material (including intellectual property rights therein) that Executive conceives or originates individually or jointly or commonly with others, and that arise during the Employment Term with the Company or any of its Affiliates and out of the performance of his or her duties and responsibilities under this Agreement. Executive shall execute any and all papers and perform all other acts reasonably necessary to assist the Company to obtain and register copyrights on such materials. Where applicable, works of authorship created by Executive for the Company in performing his or her duties and responsibilities hereunder shall be considered “works made for hire,” as defined in the U.S. Copyright Act.

8.Termination of Employment.

(a)Executive’s employment with the Company shall terminate upon:

i.the date specified in written notice from the Company to Executive notifying him or her of the termination of his or her employment for any reason, provided that if Executive’s employment is terminated by the Company without Cause, then the Company shall provide Executive at least sixty days’ notice of termination or pay in lieu of notice;

ii.Executive providing to the Company not less than 60 days’ prior written notice of his or her resignation of employment effective at the end of such period, provided that the Company may in its sole discretion elect to relieve Executive from his or her duties and place him or her on paid leave during all or any portion of the notice period; or

iii.Executive’s death or Disability (defined below).

(b)The date upon which Executive’s termination of employment with the Company is effective is the “Termination Date.” For purposes of Section 9(a) of this Agreement only, with respect to the entitlement to and timing of any payments thereunder, the Termination Date shall mean the date on which a “separation from service” has occurred for purposes of Section 409A of the Internal Revenue Code and the regulations and guidance thereunder (“Section 409A”).

9.Severance Compensation and Benefits upon Termination of Employment.

(a)If Executive’s employment with the Company is terminated by the Company without Cause, or by the Executive for “Good Reason,” then, subject to Section 9(h) and (i) below, and in addition to his or her Base Salary earned through the Termination Date:

(i)the Company shall pay to Executive severance pay at the rate of his or her Base Salary for a period of twelve (12) consecutive months after the Termination Date;

(ii)if Executive is eligible for and takes all steps necessary to continue group health insurance coverage with the Company for Executive and covered dependents following the termination of his employment with the Company, the Company shall pay for the portion of the premium costs for such coverage that the Company pays for then active employees of the Company and their covered dependents, at the same level of coverage that was in effect as of the Termination Date, for a period of twelve (12) consecutive months after the Termination Date;

(iii)The Company shall pay to Executive the balance of his accrued, but unused vacation pay as of the Termination Date; and

(iv)The Company shall pay to Executive an annual incentive bonus for the fiscal year in which the Termination Date occurs if the Human Resources Committee determines that an annual incentive bonus is payable for that year because the metrics have been achieved. If the Termination Date occurs before the awarding of annual incentive bonuses for the year in question and the Human Resources Committee reasonably determines that the metrics will be achieved for the payment of an annual incentive bonus, then the annual incentive bonus shall be estimated and prorated by the number of months up to the Termination Date.

Any amount payable to Executive as severance pay under Section 9(a)(i) shall be paid to Executive by the Company in accordance with the Company’s regular payroll cycle, commencing on the first regular payroll date of the Company that occurs no more than 60 days after the Termination Date (and including any installment that would have otherwise been paid on regular payroll dates during the period of 60 days following the Termination Date), provided the conditions specified in Section 9(h) have been satisfied. Any amount payable to Executive as an annual incentive bonus shall be paid to Executive at the same time and in the same manner as bonuses are paid to other executives of the Company for such fiscal year, provided the conditions specified in Section 9(h) have been satisfied. Subject to compliance with Section 409A of the Internal Revenue Code, the Company shall not be relieved of its obligation to pay Executive a bonus under this provision because Executive is not employed by the Company at the time bonuses are paid to other executives of the Company for such fiscal year.
(b)If Executive’s employment with the Company is terminated due to either (x) Executive’s death or Disability, or (y) Executive providing to the Company not less than 60 days’ prior written notice of his or her resignation of employment, then Company shall pay to Executive or his or her beneficiary or his or her estate, as the case may be, only his or her Base Salary earned through the Termination Date and a pro rata portion (based on the number of calendar days of employment during the fiscal year) of any bonus that would have been payable to him or her for such fiscal year pursuant to Section 4(b) hereof, with such bonus paid at the same time and in the same manner as bonuses are paid to other executives of the Company for such fiscal year, and, in the event of death or Disability, the rights set forth in Section 4(d). Executive’s beneficiary shall be entitled to the life insurance benefit provided in Section 4(e).

(c)If Executive’s employment with the Company is terminated by the Company for Cause or for any reason not covered by Sections 9(a) or (b), then the Company shall pay to Executive only his or her Base Salary earned through the Termination Date.

(d) “Cause” hereunder shall mean:

(i)indictment or conviction of, or a plea of nolo contendere to, (A) any felony (other than any felony arising out of negligence), or any misdemeanor involving moral turpitude with respect to the Company, or (B) any crime or offense involving dishonesty with respect to the Company;

(ii)theft or embezzlement of Company property or commission of similar acts involving dishonesty or moral turpitude;

(iii)repeated material negligence in the performance of Executive’s duties;

(iv)Executive’s repeated failure to devote to the Company substantially all of his or her working time and efforts during normal business hours;

(v)knowing engagement in conduct that is materially injurious to the Company;

(vi)knowing failure, for Executive’s own benefit, to comply with the covenants contained in Sections 5, 6, or 10 of this Agreement; or

(vii)knowingly providing materially misleading information concerning the Company to the Company’s Board of Directors, any governmental body or regulatory agency or to any lender or other financing source or proposed financing source of the Company, provided, Executive’s employment shall not be terminated for Cause pursuant to Section 9(d)(iii) or (iv) unless Executive has been provided written notice from the Board setting forth the reason or reasons constituting Cause and Executive has failed to cure the basis on which the Board is considering terminating his or her employment within 30 days of the notice, except that no notice need be provided to the extent that the act or omission is not curable.
(e) “Good Reason” hereunder shall mean any of the following “Events” (without the Executive’s express written consent):

(i) the assignment to the Executive by the Company of duties inconsistent with the Executive’s position, duties, responsibilities and status with the Company, or a change in the Executive’s titles or offices;

(ii) a reduction by the Company in the Executive’s Base Salary other than with the Executive’s consent or pursuant to a general wage reduction in respect of substantially all of the Company’s executive officers, in which event Executive’s Base Salary may only be reduced to the same extent and up to the same percentage amount as the base salaries of other executive officers are reduced;

(iii) any failure by the Company to continue in effect any benefit plan or arrangement (including, without limitation, the Company’s 401(K) plan, nonqualified deferred compensation plan, profit sharing plan, group life insurance plan, and medical, dental, accident and disability plans) in which the Executive is participating (or any other plans providing the Executive with substantially similar benefits) (hereinafter referred to as “Benefit Plans”), or the taking of any action by the Company which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any such Benefit Plan or deprive the Executive of any material fringe benefit enjoyed by the Executive;

(iv) Requiring the Executive reside, without Executive’s consent, anywhere other than within thirty-five (35) miles of Executive’s current home in Eden Prairie, MN; and

(v) any material breach by the Company of any provision of this Agreement.
Executive must notify Company in writing of any Event that constitutes Good Reason hereunder within thirty (30) days following Executive’s initial knowledge of the existence of such Event or such Event shall not constitute Good Reason under this Agreement. Executive must provide at least thirty (30) days prior written notification of his intention to terminate his employment for Good Reason and Company shall have thirty (30) days from the date of receipt of such notice to effect a cure of the condition constituting Good Reason, and, upon cure thereof by the Company, such event shall no longer constitute Good Reason.

(f)“Disability” hereunder shall mean the inability of Executive to perform on a full-time basis the duties and responsibilities of his or her employment with the Company by reason of his or her illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 120 days or more during any 180-day period. A period of inability shall be “uninterrupted” unless and until Executive returns to full-time work for a continuous period of at least thirty (30) days.

(g)In the event of termination of Executive’s employment, except as provided in Section 9(h), the sole obligation of the Company shall be its obligation to make the payments called for by Section 9(a), (b), or (c) hereof, as the case may be, and the Company shall have no other obligation to Executive or to his or her beneficiary or his or her estate, except for compensation earned for services performed through the Termination Date or as otherwise provided by law, under the terms of any other applicable agreement between Executive and the Company or under the terms of any employee benefit plans or programs then maintained by the Company in which Executive participates.

(h)Notwithstanding the foregoing provisions of this Section 9, the Company will not be obligated to make any payments to or on behalf of Executive under Section 9(a), as applicable, unless (i) Executive signs a release of claims in favor of the Company in a form substantially similar in all respects to Exhibit 1 appended hereto (the “Release”), (ii) all applicable consideration periods and rescission periods provided by law with respect to the Release have expired without Executive rescinding the Release, and (iii) Executive is in strict compliance with the terms of this Agreement as of the dates of the payments. The cessation of these payments will be in addition to, and not as an alternative to, any other remedies at law or in equity available to the Company, including without limitation the right to seek specific performance or an injunction.

(i)In the event of a Change in Control of the Company, as defined in the Executive Change in Control Agreement, the terms in that agreement shall replace and supersede the provisions of this Section 9, and shall be the exclusive remedy of the Executive after a Change in Control.

10.Non-Competition/Non-Solicitation. Executive acknowledges that the Company has spent significant time, effort and resources protecting its Confidential Information, including its trade secrets, customer goodwill, and employee, supplier, and vendor relationships. Executive has had access to the Company’s Confidential Information, and has significant control and influence over the Company’s customers, suppliers, vendors and employees, and he will continue to do so under this Agreement. In order to protect the Company’s Confidential Information, trade secrets, customer goodwill and the stability of the Company’s workforce, and other legitimate business interests, the Executive agrees to the following covenants:

(a)Non-Competition. During Executive’s employment with the Company or any Affiliate and for a period of one (1) year following the termination of such employment, whether initiated by Executive or the Company, Executive shall not, either directly or indirectly in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise, perform services for or have any interest in any Competitive Business in the Territory. “Competitive Business” means any person, entity or business operation (other than the Company) that engages in any business that is competitive with the then-current businesses of the Company or with any business or market the Company is actively preparing to enter as of the date of termination of Executive’s employment. Executive acknowledges that the Company conducts its business throughout the United States and internationally, and, therefore, that the term “Territory” as used herein shall be worldwide. Ownership by Executive, as a passive investment, of less than 1.0% of the outstanding shares of capital stock of any corporation traded on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 10(a).

(b)Non-Solicitation of Customers and Suppliers. During Executive’s employment with the Company or any Affiliate and for a period of one (1) year following the termination of such employment, whether initiated by Executive or the Company, Executive shall not, either directly or indirectly on behalf of himself or any third party (i) call on or solicit any customers for the purpose of marketing or selling any products or services competitive with the business of the Company, or for the purpose of diverting any business away from the Company; (ii) persuade or attempt to persuade, or induce or attempt to induce, any actual or prospective customer, client, vendor, service provider, supplier, contractor or any other person having business dealings with the Company to cease doing business or otherwise transacting business with the Company or to reduce the amount of business it conducts or will conduct with the Company; (iii) call on or solicit any suppliers of the Company for the purpose of marketing or selling any products or services competitive with the business of the Company or for the purpose of attempting to persuade, induce or attempt to induce any supplier of the Company to cease doing business or otherwise transacting business with the Company or to reduce the amount of business it conducts or will conduct with the Company; or
(iv) otherwise disrupt, damage or interfere in any manner with the relationship between the Company and its actual or prospective customers, clients, vendors, service providers, or suppliers. Executive acknowledges that the Company has invested material time and resources in the identification and qualification of its customers and/or suppliers and that the identity, nature and details of its relationships with customers and/or suppliers are unique and proprietary.

(c)Non-Solicitation of Employees. During Executive’s employment with the Company or any Affiliate and for a period of one (1) year following the termination of such employment, whether initiated by the Executive or the Company, Executive shall not, either directly or indirectly on behalf of himself or any third party, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise, hire, engage, recruit, solicit, or otherwise interfere with the employment or retention of any person who is then an employee or independent contractor of the Company or any of its Affiliates or who was an employee or independent contractor of the Company or any of its Affiliates as of the Termination Date. Anonymous job postings in a general publication or website to which an employee responds shall not violate this Section 10(c).

(d)Reasonableness of Covenants. The Executive agrees that the scope and duration of Section 10 are reasonable and necessary to protect the Company’s legitimate business interests. If, at any time, any term or provision contained in Section 10 is finally adjudicated by a court or arbitrator of competent jurisdiction as invalid or unenforceable, the parties hereby agree that the court or arbitrator making this determination will have the power to reform the scope and/or duration of the term or provision to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable which comes closest to expressing the intention of the invalid or unenforceable term or provision; and that such reformation will not impact the other provisions of this Agreement and will be enforceable as so modified.

11.Non-Disparagement. During the Employment Term and thereafter, to the fullest extent permitted by law, the Executive shall not make any statement that is disparaging or reflects negatively upon the Company or its Affiliates, or any of their officers, directors or employees, to, or that is likely to come to the attention of, (a) any customer, vendor, supplier, distributor or other trade related business relation of the Company or any of its Affiliates, (b) any employee of the Company or its Affiliates, or (c) any member of the media. Nothing herein shall prevent the Executive from responding truthfully to any inquiry from a governmental entity and/or from communicating with the Board and/or those employees with a need to know about personnel issues involving Company officers, directors and/or employees.

12.Other Post-Termination Obligations.

(a)Resignation From Positions. Unless otherwise requested by the Board in writing, upon Executive’s termination of employment with the Company for any reason Executive shall automatically resign as of the Termination Date from all titles, positions and appointments Executive then holds with the Company, whether as an officer, director, trustee, fiduciary or employee (without any claim for compensation related thereto), and Executive hereby agrees to take all actions necessary to effectuate such resignations.

(b)Return of Property. Upon termination of his or her employment with the Company, or at such earlier time requested by the Company, Executive shall promptly deliver to the Company any and all Company records and any and all Company property in his or her possession or under his or her control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer storage devices, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company or any of its Affiliates, and all copies thereof, and keys, vehicles, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company or any of its Affiliates. Executive’s retention of information and materials related to his or her personal compensation and benefits, which will not violate this subsection.

(c)Cooperation. Following termination of Executive’s employment with the Company for any reason, Executive will, upon reasonable request of the Company or its designee and provided the Company is not in material breach of any provision of this Agreement, respond to inquiries and cooperate with the Company in connection with the transition of his or her duties and responsibilities for the Company for up to six months following the Termination Date; and be reasonably available at mutually convenient times, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities in connection with any litigation or investigation, with respect to matters that Executive then has or may have knowledge of by virtue of his or her employment by or service to the Company or any of its Affiliates. In connection with such cooperation requested by the Company, the Company shall reimburse Executive for reasonable out-of-pocket costs incurred as a result of his or her compliance with his or her obligations, and, with respect to such cooperation provided by Executive during any period for which he is not receiving payments under Section 9(a)(i), the Company shall compensate Executive at a daily rate comparable to his or her regular salary rate in effect as of the Termination Date. The Company will endeavor to schedule such activities taking into account other obligations Executive may have and so as not to materially interfere with Executive’s then-current employment or other business activities.

13.Remedies. Executive acknowledges that it would be difficult to fully compensate the Company for monetary damages resulting from any breach by him or her of the provisions of Sections 5, 6, 7, 10 or 11 hereof. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.

14.Miscellaneous.

(a)Taxes. The Company will deduct or withhold from any payment made or benefit provided hereunder all federal, state and local taxes which the Company is required or authorized by law to deduct or withhold therefrom or otherwise collect in connection with the wages and benefits provided in connection with the Executive’s employment with the Company. This Agreement and the payments and benefits provided hereunder are intended to be exempt from the requirements of Sections 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. Notwithstanding anything in this Agreement to the contrary, this Agreement and the payments and benefits provided hereunder shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, if and to the extent required to comply with Section 409A, (i) each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments; (ii) any expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year, the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred, and the right to reimbursement shall not be subject to liquidation or exchange for another benefit; and (iii) no payment or benefit required to be paid under this Agreement on account of a termination of Executive’s employment shall be made unless and until Executive incurs a “separation from service” within the meaning of Section 409A. If Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), then to the extent necessary to avoid subjecting Executive to the imposition of any additional tax under Section 409A with respect to amounts that are not otherwise exempt from Code 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) shall not be paid during such period, but shall instead be accumulated and paid in a lump sum on the first business day following the earlier of (a) the date that is six months after the separation from service or (b) Executive’s death.

(b)Jurisdiction and Venue. Executive and the Company consent to jurisdiction of the courts of the State of Iowa and/or the federal district courts of the District of Iowa for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement. Any action involving claims for interpretation, breach or enforcement of this Agreement shall be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Iowa and hereby waives any defense of lack of personal jurisdiction or inconvenient forum. If the decision is made to move the Company headquarters to another state, then the jurisdiction would change to the state and county in which the Company headquarters is located.

(c)Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Iowa without giving effect to any choice or conflict of law provision or rule, whether of the State of Iowa or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Iowa.

(d)Entire Agreement. This Agreement and the documents referenced herein contain the entire agreement and understanding of the parties concerning the terms and conditions of the Executive’s employment with the Company, and supersedes, terminates and nullifies all prior commitments, agreements and understandings with respect to such relationship between the parties. The parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

(e)Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

(f)No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(g)Assignment. Neither party may, without the written consent of the other, assign or delegate any of its rights or obligations under this Agreement, except that the Company may, without the consent of the Executive, assign or delegate any of its rights or obligations under this Agreement to (i) any corporation or other business entity with which the Company may merge or consolidate, (ii) any corporation or other business entity to which the Company may sell or transfer all or substantially all of its assets or capital stock or equity. After any such assignment or delegation by the Company, the assignee shall thereafter be deemed to be the “Company” for purposes of all terms and conditions of this Agreement and the Company shall be discharged from all further liability hereunder, but only on the condition that the assignee expressly assume all of the Company’s obligations to Executive hereunder, including those obligations set forth in Sections 1, 2, 3, 4, 8, 9, 12(c), and 14.

(h)Counterparts. This Agreement may be executed in two counterparts and delivered by facsimile or other means of electronic communication, each of which shall be deemed an original but both of which shall constitute but one instrument.

(i)Notices. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to the other party on the date delivered when delivered personally, one business day following the date when sent by nationally recognized overnight delivery service for next business day delivery, or three business days following the date of postmark if sent by first-class U.S. registered or certified mail, postage prepaid and return receipt requested, provided in each case such notice is properly addressed to the applicable addresses set forth below (or such other address as such party may indicate in writing to the other party pursuant to this Section 14(i)):

If to the Company:

Winnebago Industries, Inc.
P.O. Box 152
Forest City, IA 50436
Attention: General Counsel

If to the Executive:

At the last known address in the personnel records of the Company.

With a copy to Executive’s attorney:

(j)Severability. To the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and this Agreement shall be unaffected and shall continue in full force and effect.

(k)Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date set forth above:

WINNEBAGO INDUSTRIES, INC.

By:	/s/ Bret Woodson
Name:	Bret Woodson
Title:	Vice President, Administration

EXECUTIVE
/s/ Michael J. Happe
Michael Happe

Exhibit 1 to Employment Agreement

SEPARATION AGREEMENT AND GENERAL RELEASE

This is a Separation Agreement and General Release (“Agreement”) entered into by and between Michael Happe, his heirs, legal representatives, legatees, successors and assigns (hereinafter referred to as “Employee”) and Winnebago Industries, Inc. (hereinafter referred to as “Company”).

In consideration of the mutual promises contained in this Agreement, Company and Employee agree as follows:

1.    Employee and Company agree that Employee’s employment with Company will end ____________________, (the “Termination Date”).

2.    Subject to Paragraph 12, Company agrees to provide Employee with the following:

(a)    Severance Compensation and Benefits. The Company shall provide Employee with all Severance Compensation and Benefits in accordance with, and as set forth in Section 9 (a)(i), 9 (a)(ii), 9 (a)(iii) and 9 (a)(iv) of Employee’s Employment Agreement with Company.

(b)    Other Benefits. During his employment, Employee participated in various other benefit plans at Winnebago. Employee will be eligible to continue participation in those benefits to the extent that is permitted under the terms of the plan documents or agreements. A summary of the other benefit programs that you may be eligible for is attached as Exhibit A.

3.     The parties agree that the items identified in Paragraph 2 above are consideration in addition to any payments or other benefits to which Employee would otherwise be entitled, and include consideration of the waiver and release of claims set forth in paragraph 5 below.

4.    Employee agrees:
(a)    To reasonably cooperate with Company and use his best efforts to complete or transfer all pending projects and employment matters as determined by the Company prior to the Termination Date;

(b)    In accordance with Section 12 (c) of Employee’s Employment Agreement with the Company, Employee will provide Company with reasonable cooperation and assistance, including accurate and truthful testimony at trial if deemed necessary, for all lawsuits or proceedings for which Employee’s testimony or cooperation may be warranted after the Termination Date;

(c)     To promptly return to Company no later than five (5) days after signing this Agreement all Company materials and property, including but not limited to draft books, credit cards, cash advances, price books and customer lists, cell phones, computers, and to file Employee’s final expense report;
(d)    Not to use, copy or disclose directly or indirectly to anyone not connected with Company any confidential information or trade secrets obtained during the term of Employee’s employment with Company including any memoranda, books, records, documents, or client lists for use outside of Company. In addition, the Confidentiality and Intellectual Property Rights Agreement signed by the Employee on , shall continue in force indefinitely according to its terms and conditions;

(e)    In accordance with Section 10 (c) of Employee’s Employment Agreement with the Company, for a period of one (1) year following the termination of Employee’s employment, Employee will not solicit current Company employees to leave such employment;

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(f)    Not to libel, slander or disparage the Company or its policies or practices to any individuals or groups; and

(g)    Not to apply for or otherwise seek employment with the Company (including, but not limited to, placement by a temporary or staffing agency) at any time; Employee further agrees that the Company shall have no obligation to consider any application that Employee may submit in violation of this provision.

5.    (a) Subject to subparagraph 5(b) below and as a material inducement to Company to enter into this Agreement, Employee, on Employee’s own behalf and on behalf of Employee’s heirs, executors, agents, administrators, successors, assigns and representatives, covenants not to sue and fully and forever releases, acquit and discharges Company, its shareholders, partners, officers, directors, employees, agents, attorneys, representatives, parents, subsidiaries, divisions, affiliated companies, joint venture companies, insurers, customers, suppliers, and successors (collectively the “Releasees”), of and from any and all actions, causes of action, claims and demands whatsoever (collectively “claims”) that Employee may have had, may now have, or may hereafter have against Releasees, including without limitation any and all claims in any way related to or based upon Employee’s employment with and/or, except as provided below, Employee’s termination of employment with Company, including without limitation any claims for unpaid wages, breach of contract, implied contract, promissory estoppel, tortious conduct or claims arising under any federal or state statute or law or local ordinance, including but not limited to: the Age Discrimination in Employment Act (“ADEA”); the Older Workers Benefit Protection Act (“OWBPA”); the Americans with Disabilities Act as Amended (“ADAA”); the Family and Medical Leave Act (“FMLA”); Title VII of the Civil Rights Act of 1964; the Civil Rights Acts of 1991; the Employee Retirement Income Security Act (“ERISA”); Sections 1981 through 1988 of Title 42 of the United States Code; the Fair Labor Standards Act (“FLSA”); the National Labor Relations Act (“NLRA”); the Worker Adjustment and Retraining Notification Act (“WARN”); the Occupational Safety and Health Act (“OSHA”); Iowa’s or any other state’s fair employment practices laws; any other federal, state or local law, including without limitation, any other federal, state or local employment discrimination law; or claims arising under any public policy, contract or covenant (express or implied) or common law. Provided, however, that this release shall not extend to any claims: i. for indemnification, but nothing herein shall preclude the Company from asserting any defense to claims for indemnification by Employee, ii. that cannot be released by law, and/or iii. based upon the Company’s breach of this Agreement.
(b) On Employee’s own behalf and on behalf of Employee’s heirs, executors, agents, administrators, successors, assigns and representatives, Employee specifically waives any right or claim under the Age Discrimination in Employment Act of 1967 as amended and the Older Workers Benefit Protection Act (collectively referred to as the “Act”). Employee acknowledges and agrees that this waiver of any right or claim under the Act (hereinafter “Waiver”) is knowing and voluntary, and specifically agrees as follows: (i) that this Waiver is part of a written agreement between Employee and the Company; (ii) that this Agreement and this Waiver are written in a manner which Employee understands; (iii) that this Waiver specifically relates to rights or claims arising under the Act; (iv) that Employee does not waive any rights or claims under the Act that may arise after the date of execution of this Agreement and Waiver as set forth below; (v) that Employee waives rights or claims under the Act arising on or before the execution date of this Agreement in exchange for consideration in addition to anything of value to which Employee is already entitled to receive; (vi) that Employee is hereby advised in writing to consult with an attorney prior to executing this Agreement and Waiver; (vii) that Employee has a period of twenty-one (21) days within which to consider this Agreement and Waiver; and (viii) that for a period of seven (7) days following the execution of this Agreement and Waiver, Employee may revoke the Agreement and Waiver, and the Agreement and Waiver will not become effective or enforceable until the revocation period expires.

(c)    This Agreement covers both claims that Employee knows about and those Employee may not know about. Employee expressly waives all rights afforded by any statute that limits the effect of a release with respect to unknown claims. Employee understands the significance of Employee’s release of unknown claims and Employee’s waiver of statutory protection against a release of unknown claims.

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(d)    This Agreement shall not affect Employee’s claims arising out of any social security, workers’ compensation or unemployment laws, or under the terms of any employee pension or welfare or benefit plans or programs of the Company, which may be payable now or in the future to Employee.
(e)    Employee warrants and represents that, other than any as referenced in this Agreement, Employee has not filed a law suit or other complaint asserting any claims that are released in this Agreement. Should any person, organization or other entity file, claim, sue or cause or permit to be filed any civil action, suit or legal proceeding against any of the Releasees involving any matter occurring at any time up to the time Employee signs this Agreement, Employee agrees not to seek or accept any personal or monetary relief in such action or proceeding.
    6.    This Agreement shall not be construed as an admission by Company of any wrongdoing or any violation of federal, state or local law, regulation or ordinance, and Company specifically disclaims any wrongdoing whatsoever against Employee on the part of itself, its employees, representatives or agents.

7.    Employee represents and warrants that he is the sole owner of the actual or alleged claims, demands, rights, causes of action and other matters which are released herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; that they have obtained all approvals necessary to enter into this Agreement; and that he has the full right and power to grant, execute, and deliver the releases, undertakings and agreements contained herein.

8.    It is understood and agreed that for purposes of this Agreement the term “Company” as used herein shall include not only Winnebago Industries, Inc., but also its subsidiaries or affiliated companies, and all officers, directors and employees of any of the foregoing.

9.    To the extent that any provision of this Agreement shall be deemed by any court to be unenforceable, such provision shall be deemed modified or omitted to the extent necessary to make the remaining provisions enforceable; in that event, the parties agree to use their best efforts to substitute a valid, legal and enforceable provision, which insofar as practical, implements the purpose of this Agreement.

10.    Employee expressly acknowledges that Employee understands all the provisions of this Separation Agreement and General Release and is voluntarily entering into this Agreement and Release.

11.    All disputes arising from this Agreement and otherwise between the Company and Employee as to state laws shall be governed by the laws of the State of Iowa. The venue for any dispute between the parties arising from this Agreement or otherwise shall be in Winnebago County, Iowa. If the decision is made to move the Company headquarters to another state, then the venue would change to the county and state in which the Company headquarters is located.

12.    In the event Employee breaches any term of this Agreement, Employee shall repay to the Company the payments he received under Paragraph 2.

13.    In addition to the other remedies allowed by law and this Agreement, if either party initiates any action or proceedings to enforce this Agreement, the prevailing party in such action or proceeding shall be entitled to recover the costs, including reasonable attorneys’ and expert witness fees.

14.    This Agreement, and the Employee’s Employment Agreement with the Company, referenced herein, constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all prior oral or written agreements, commitments or understandings with respect thereto.

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WINNEBAGO INDUSTRIES, INC.

By:
Witness	Name:	Bret Woodson	Date
	Title:	Vice President, Administration

EXECUTIVE

Witness		Michael Happe	Date

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EXHIBIT A

Other Benefits Summary

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